Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into and effective this 13th day of September, 2013, by and between American Restaurant Concepts, Inc. a Florida corporation (the “Borrower”), and Blue Victory Holdings, Inc., a Nevada corporation (the “Lender”).

BACKGROUND

WHEREAS, Borrower has requested that Lender extend a line of credit facility to Borrower for up to One Million Dollars ($1,000,000.00), and Lender is willing to extend such line of credit facility, upon the terms and subject to the conditions set forth below.

NOW THEREFORE, in consideration of the foregoing and of the covenants and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

ARTICLE I
LINE OF CREDIT FACILITY

SECTION 1.01.  Line of Credit Facility.  Subject to the terms and conditions of this Agreement, Lender agrees to extend to Borrower a revolving line of credit facility (the “Line of Credit Facility”) pursuant to which Lender shall make loans (each, a “Loan”) to Borrower in such amounts as Borrower may from time to time request prior to the Termination Date (as defined below); provided, however, that the aggregate amount of all Loans outstanding at any one time shall not exceed One Million Dollars ($1,000,000) (the “Maximum Commitment”).  Loans made by Lender hereunder may be repaid by Borrower and, subject to the terms and conditions hereof, borrowed again by Borrower prior to the Termination Date.

SECTION 1.02.  Interest.  Interest shall accrue on the outstanding balance of the Line of Credit Facility at a rate of six percent (6%) per annum.

SECTION 1.03.  Prior Loans.  Borrower and Lender hereby acknowledge and agree that Borrower has outstanding loans from Lender that are interest free and payable on demand to Lender in the aggregate amount of $415,316.02 (the “Prior Loans”).  Effective on the Effective Date, the Prior Loans shall constitute Loans hereunder and shall be payable, and accrue interest, in accordance with the terms of this Agreement.  Accordingly, the outstanding principal amount of the Line of Credit Facility on the Effective Date is $415,316.02.

SECTION 1.04.  Payment of Line of Credit Facility.

(a)           Maturity Date.  The outstanding principal balance of the Line of Credit Facility and any accrued and unpaid interest thereon shall be payable in full on the Termination Date.

(b)           Promissory Note.  The obligation of Borrower to pay the outstanding balance of the Line of Credit Facility shall be evidenced by a promissory note in the principal amount of One Million Dollars ($1,000,000.00), substantially in the form attached hereto as Exhibit A (the “Note”), to be issued by Borrower to Lender on the Effective Date.

(c)           Prepayments.  Borrower shall have the right to prepay any Loan in whole or in part at any time and from time to time without any prepayment penalty whatsoever.  Any partial prepayments shall go first to paying any accrued but unpaid interest, and second to reduce the outstanding principal amount of the Loan.

(d)           Loan Account.  Lender shall maintain a loan account evidencing the indebtedness of Borrower to Lender resulting from each Loan made by Lender to Borrower pursuant to this Agreement, including the amounts of principal and interest payable and paid to Lender from time to time hereunder.  Such account shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice to Lender.  The entries made in the loan account shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of Lender to maintain such an account or the existence of any error in recording such amounts shall not in any manner affect the obligation of Borrower to repay the Loans, together with all accrued interest payable thereon, in accordance with the terms of this Agreement.

SECTION 1.05.  Optional Conversion.

(a)           Conversion Right.  Lender shall have the right (the “Conversion Right”), at Lender’s option, at any time on or after the Effective Date and from time to time, to convert all or any portion of the outstanding principal of the Line of Credit Facility, together with accrued interest payable thereon (collectively, the “Conversion Amount”), into fully paid and nonassessible shares of Borrower’s Class A common stock, par value $0.01 per share (“Common Stock”), at the Conversion Rate (as defined below) in accordance with the provisions of this Section 1.05.

(b)         Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 1.05 shall be determined by dividing: (i) the Conversion Amount, by (ii) the Conversion Price (as defined below) (such rate, the “Conversion Rate”).  Borrower shall not issue any fraction of a share of Common Stock upon any conversion.  If the conversion would result in the issuance of a fraction of a share of Common Stock, Borrower shall round such fraction of a share of Common Stock up to the nearest whole share.

(c)           Conversion Procedure.  In the event Lender wishes to exercise its Conversion Right hereunder, Lender will provide Borrower with written notice of conversion (each such notice, a “Conversion Notice”) specifying: (i) the amount of outstanding principal under the Line of Credit Facility that Lender wishes to convert into shares of Common Stock, (ii) the amount of accrued but unpaid interest under the Line of Credit Facility that Lender wishes to convert into shares of Common Stock, (iii) the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued, and (iv) the address or addresses to which such certificates shall be delivered.  The Conversion shall be deemed to have been effected on the date the Conversion Notice is delivered to Borrower (the “Conversion Date”).  Within 10 business days after the Conversion Date, Borrower shall issue and deliver to the address designated in the Conversion Notice, a stock certificate or stock certificates of Borrower representing the number of shares of Common Stock to which Lender is entitled. Borrower shall pay any and all taxes that may be payable with respect to the issuance and delivery of the shares of Common Stock upon conversion of any Conversion Amount.

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(d)           Certain Definitions.  For the purposes of this Section 1.05, the following terms shall have the following meanings:

(i)           “Conversion Price” means: (x) if the Common Stock is listed on a Trading Market (as defined below), the Closing Price (as defined below) on the Trading Day (as defined below) that immediately precedes the Conversion Date, (y) if the Common Stock is not then listed or quoted for trading on a Trading Market and if prices for the Common Stock are then reported in the OTCQX, OTCQB or OTC Pink tiers of the OTC Markets Group, Inc., or a successor OTC market tier or company, the average of the most recent bid and ask prices per share of the Common Stock so reported on the Trading Day that immediately precedes the Conversion Date, and (z) in all other cases, the fair market value of a share of Common Stock as determined by Borrower and Lender; provided, however, that in the event Borrower and Lender are unable to agree upon the Conversion Price within fifteen (15) days of the Conversion Date, the Conversion Price will be determined by a nationally recognized independent appraiser selected in good faith by Borrower and reasonably acceptable to Lender, the fees and expenses of which will be shared equally by Borrower and Lender.

(ii)          “Closing Price” means, for any date, the closing price of the Common Stock for such date on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:00 p.m. (New York City time)).

(iii)         “Trading Day” means a day on which the Trading Markets are open for business.

(iv)         “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the OTC Bulletin Board (or any successors to any of the foregoing).

(e)           Share Limit.  Notwithstanding any other provision in this Section 1.05 to the contrary, in no event shall Borrower be required under this Section 1.05 to: (i) issue more shares of Common Stock than Borrower has authorized and available for issuance, or (ii) breach its obligations under the rules or regulations of any Trading Market on which its shares of Common Stock may then be listed.  In the event Borrower does not have adequate shares of Common Stock authorized and available for issuance to be able to fulfill a Conversion Notice, or Borrower would breach its obligations under the rules or regulations of any Trading Market on which its shares of Common Stock are then listed if it fulfilled a Conversion Notice, Lender agrees to amend the Conversion Notice to reduce the Conversion Amount to that amount for which an adequate number of shares of Common Stock is authorized and available for issuance by Borrower.

               SECTION 1.06.  Termination of Line of Credit Facility.  The Line of Credit Facility shall terminate on the earlier to occur of: (i) the occurrence of an Event of Default (as defined below), or (ii) the fifth anniversary of the Effective Date (the “Termination Date”).

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SECTION 1.07.  Use and Disbursement of Proceeds.

(a)           Use of Funds.  Borrower shall use the proceeds of the Line of Credit Facility for general working capital and corporate purposes.

(b)           Disbursement Procedures.  Whenever Borrower desires that Lender make a Loan to Borrower under the Line of Credit Facility, Borrower shall make a written, electronic or facsimile loan request (each, a “Request”) to Lender specifying: (i) the amount of the Loan requested (the “Disbursement Amount”), (ii) the purposes for which the Disbursement Amount will be used, and (iii) such additional information as Lender may reasonably request.  Lender shall have the right to approve or deny any Request in is sole and absolute discretion.  Each such request shall be effective once approved in writing by Lender.  Without the prior written consent of Lender, the aggregate amount of all Disbursement Amounts requested by Borrower during any calendar month shall not exceed One Hundred Fifty Thousand Dollars ($150,000.00).  Lender shall disburse to Borrower the Disbursement Amount set forth in any Request within five (5) days after approval of the Request by Lender.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Agreement, Borrower represents and warrants to Lender as follows:

SECTION 2.01.  Organization and Qualification.  Borrower is duly organized, validly existing and in good standing under the laws of the State of Florida, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a material adverse effect on Borrower, and Borrower is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a material adverse effect on it.

SECTION 2.02.  Authorization.  Borrower has all requisite power and authority to execute, deliver and perform this Agreement and the Note.  The execution, delivery and performance by Borrower of this Agreement and the Note have been duly authorized by all necessary action and do not and will not violate any provision of law or the Articles of Incorporation or Bylaws of Borrower or result in a breach or constitute a default under any agreement, indenture or instrument to which Borrower is a party or by which its properties may be bound or affected.

SECTION 2.03.  Validity.  Upon the execution of this Agreement and the Note by Borrower, this Agreement and the Note will be legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.

ARTICLE III
DEFAULT

SECTION 3.01.  Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Agreement:

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(a)           Failure to Pay.  Borrower fails to pay the principal of or interest on the Line of Credit Facility when and as due, and such failure continues for a period of ten (10) days after written notice thereof is received from Lender.

(b)           Insolvency and Bankruptcy.  Any of the following events occurs: (i) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due, (ii) Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for Borrower or any property thereof, or makes a general assignment for the benefit of creditors, or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Borrower or for a substantial part of the property of any thereof and is not discharged within ninety (90) days, (iii) any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of Borrower, and if such case or proceeding is not commenced by Borrower, it is consented to or acquiesced in by Borrower, or remains undismissed for ninety (90) days, or (iv) Borrower takes any action to authorize, or in furtherance of, any of the foregoing.

(c)           Securities Ownership.  The acquisition of, or the execution of an agreement for the acquisition of, in one or a series of transactions, the direct or indirect beneficial ownership in the aggregate of the securities of Borrower representing more than fifty percent (50%) of the total combined voting power of Borrower’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, not affiliated (within the meaning of the Securities Act of 1933) with Borrower as of the date hereof.

(d)           Sale of Assets.  A sale of, or the execution of an agreement providing for any person to acquire, all, or substantially all, of the assets of Borrower or any material subsidiary of Borrower.

(e)           Merger or Consolidation.  A merger, reorganization or consolidation of Borrower into another corporation or entity (other than a subsidiary of Borrower) pursuant to which the separate legal existence of Borrower terminates.

                SECTION 3.02.  Acceleration.  Upon the occurrence of any Event of Default or at any time during the continuance of any Event of Default, Lender may, at its election, declare all or any portion of the Line of Credit Facility to be immediately due and payable subject to any notice and cure provisions specified herein.  In the event Lender makes such a declaration, the interest rate on the Note shall immediately increase to twelve percent (12%) per annum.

ARTICLE IV
MISCELLANEOUS

SECTION 4.01.  Amendments and Waivers.  The provisions of this Agreement and the Note may be modified or amended only by a written agreement entered into by Borrower and Lender.

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SECTION 4.02.  Notices.  All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to Borrower or Lender.

SECTION 4.03.  Governing Law.  This Agreement shall be governed in all respects by the laws in effect in the State of Florida (without regard to the principles of conflicts of law) and for all purposes shall be construed in accordance with such laws.

SECTION 4.04.  Entire Agreement.  This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereto, and no party shall be liable or bound to any other party in any manner by any warranties, representations, guarantees or covenants except as specifically set forth in this Agreement.  Neither party relied upon any representation or warranty, whether written or oral, made by the other party or any of its officers, directors, employees, agents or representatives, in making its decision to enter into this Agreement.

SECTION 4.05.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto; provided, however, that Borrower may not assign this Agreement without the prior written consent of Lender.

SECTION 4.06.  Extensions and Waivers.  The parties hereto entitled to the benefit of a term or provision hereof may: (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement. No waiver by either party hereto of any breach or default of any of the representations, warranties, covenants or agreements set forth herein will be deemed a waiver as to any subsequent or similar breach or default.

SECTION 4.07.  Fees and Expenses. Each of the parties hereto shall pay its own fees and expenses in connection with the preparation and administration of this Agreement.

SECTION 4.08.  Counterparts.  This Agreement may be executed and delivered by facsimile in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Signature Page Follows

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

AMERICAN RESTAURANT CONCEPTS, INC.

By:	/s/ Richard W. Akam
Richard W. Akam
Chief Executive Officer

BLUE VICTORY HOLDINGS, INC.

By:	/s/ Seenu G. Kasturi
Seenu G. Kasturi
President

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Exhibit A

FORM OF PROMISSORY NOTE

$1,000,000.00	September ___, 2013

This Promissory Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Loan Agreement dated September ___, 2013 (as amended, restated, supplemented or modified from time to time, the “Loan Agreement”) by and between American Restaurant Concepts, Inc., a Florida corporation (“Maker”), and Blue Victory Holdings, Inc., a Nevada corporation (“Payee”).  Capitalized terms not otherwise defined herein shall have the meanings provided in the Loan Agreement.

FOR VALUE RECEIVED, Maker hereby promises to pay to the order of Payee the principal amount of One Million Dollars ($1,000,000.00) or, if less, the outstanding principal balance of the Line of Credit Facility as may be due and owing to Payee under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement, subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement.

Interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full shall accrue at the rate specified in the Loan Agreement and be payable at the times specified in the Loan Agreement.

Notwithstanding anything to the contrary herein, all outstanding principal and accrued interest hereunder shall be due and payable on the Termination Date in accordance with the terms of the Loan Agreement.

This Note may be voluntarily prepaid, in whole or in part, in accordance with the terms of the Loan Agreement.

The outstanding principal of this Note, together with accrued interest payable thereon, or any portion thereof, may be converted, at Payee’s option, at any time on or after the Effective Date and from time to time, into fully paid and nonassessible shares of Common Stock in accordance with the terms of the Loan Agreement.

If any Event of Default shall occur under the Loan Agreement which is not cured within any applicable grace period specified in the Loan Agreement, this Note shall become immediately due and payable.

Presentment for payment, demand, notice of protest and protest all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

This Note may not be assigned by Maker without the express written consent of Payee.

Upon giving written notice thereof to Maker, this Note shall be assignable by Payee, in whole or in part, in accordance with the assignment provisions contained in the Loan Agreement.  Whenever in this Note reference is made to Maker or Payee, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns.  The provisions of this Note shall be binding upon Maker and its successors and permitted assigns, and shall inure to the benefit of Lender and its successors and assigns.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida, without regard to conflicts of law principles.  Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, and intending this to be a sealed instrument, has caused this Note to be duly executed by its authorized officer the day and year first above written.

AMERICAN RESTAURANT CONCEPTS, INC.

By:
Name:
Title:

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